Exhibit 5.1

November 15, 2013

FMC Corporation

1735 Market Street

Philadelphia, PA 19103

Re:	FMC Corporation Registration Statement on Form S-3 (Registration No. 333-184736)

Ladies and Gentlemen:

We have acted as counsel for FMC Corporation, a Delaware corporation (the “Company”), in connection with (i) the sale by the Company of $400,000,000 aggregate principal amount of 4.100% Senior Notes due 2024 of the Company (the “Securities”) pursuant to that certain Underwriting Agreement, dated November 12, 2013 (the “Underwriting Agreement”), by and among the Company and Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named on Schedule I to the Underwriting Agreement and (ii) the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on November 2, 2012 under the Securities Act of 1933, as amended (the “Act”). The Securities were issued pursuant to an indenture, dated as of November 15, 2009 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of November 15, 2013 (the “Indenture Supplement” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In connection with this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation of the Company, as amended, (ii) the Restated By-Laws of the Company, (iii) the Underwriting Agreement, (iv) the Registration Statement, (v) the preliminary prospectus supplement of the Company dated November 12, 2013, including the accompanying base prospectus dated November 2, 2012, which was filed by the Company on November 12, 2013, pursuant to Rule 424(b)(5) promulgated under the Act, (vi) the pricing term sheet of the Company, which was filed by the Company with the Commission on November 12, 2013 pursuant to Rule 433 promulgated under the Act, (vii) the final prospectus supplement dated November 12, 2013, of the Company, including the accompanying Base Prospectus, which was filed by the Company with the Commission on November 13, 2013, pursuant to Rule 424(b)(2) promulgated under the Act, (viii) the Base Indenture, (ix) the Indenture Supplement, (x) the Securities, and (xi) such other documents and records as we deemed appropriate for purposes of the opinions set forth herein.

FMC Corporation

November 15, 2013

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed that the Underwriting Agreement, the Base Indenture and the Indenture Supplement constitute valid and binding obligations of each party thereto other than the Company.

Based upon the foregoing, we are of the opinion that the Securities constitute valid and binding obligations of the Company.

The opinions expressed above are subject to the following limitations and qualifications:

A.	The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

B.	The opinions expressed herein are limited to the Delaware General Corporation Law, the laws of the State of New York and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP